Exhibit 10.44

Execution Version

MCKESSON TECHNOLOGIES INC.

DEFERRED COMPENSATION ADMINISTRATION PLAN

Effective March 1, 2017

MCKESSON TECHNOLOGIES INC.

DEFERRED COMPENSATION ADMINISTRATION PLAN

Effective March 1, 2017

A.	PURPOSE

1. This Plan was established by McKesson Technologies Inc., to be effective March 1, 2017. This Plan is intended to enhance the Company’s ability to attract and retain executive personnel.

2. This Plan is intended to comply with the requirements of Section 409A of the Code.

3. Capitalized terms used in this Plan shall have the meaning set forth in Section K of this Plan.

B.	ERISA PLAN

This Plan is an unfunded deferred compensation program intended primarily for a select group of management or highly compensated employees of the Company. This Plan, therefore, is covered by Title I of ERISA except that it is exempt from Parts 2, 3 and 4 of Title I of ERISA.

C.	PARTICIPATION

1. Eligibility to Participate. The Administrator may, at his or her discretion, and at any time, and from time to time, select Eligible Executives who may elect to participate in this Plan. Selection of Eligible Executives may be evidenced by the terms of the executive’s employment contract with the Company, or by inclusion among the persons or classes of persons specified by the Administrator.

The Administrator may, at his or her discretion, and at any time, and from time to time, designate additional Eligible Executives and/or provide that executives previously designated are no longer Eligible Executives. If the Administrator determines that an executive is no longer an Eligible Executive, he or she shall remain a Participant in this Plan until all amounts credited to his or her Account prior to such determination are paid out under the terms of this Plan (or until death, if earlier); provided that such executive may not elect to defer compensation in the Plan Year(s) after the Administrator determines that the executive is no longer an Eligible Executive, until the Plan Year in which the Administrator re-designates him or her as an Eligible Executive.

2. Election to Participate. An Eligible Executive may become a Participant in this Plan by electing to defer compensation, or the Company crediting a Discretionary Contribution to an Account on behalf of an Eligible Executive, in accordance with the terms of this Plan. An election to defer compensation shall be in writing and shall be made at the time and in the form specified by the Administrator. On electing to defer compensation (or by accepting a Discretionary Contribution credited by the Company to an Account on behalf of an Eligible Executive) under this Plan, the Eligible Executive shall be deemed to accept all of the terms and conditions of this Plan. All elections to defer compensation under this Plan shall be made pursuant to an election executed and filed with the Administrator before the compensation so deferred is earned.

(a) Annual Election. Subject to the provisions of Sections C.2(b) and C.2(c) of this Plan, an election to defer compensation must be made and become irrevocable at the time that the Administrator prescribes, but in no event later than the last day of the Year preceding the Year in which the compensation being deferred is earned.

(b) Initial Election. A newly Eligible Executive may be permitted by the Administrator to elect to participate in this Plan by submitting an election to defer compensation in a form and by a time as the Company prescribes; provided that such election is made and becomes irrevocable not later than 30 days following the date such newly Eligible Executive or Eligible Director first becomes eligible to participate in this Plan and provided further that such election to defer compensation applies only to compensation earned after the date the deferral election becomes irrevocable or at such later time that the Administrator prescribes. In compliance with this Section C.2(b), only a prorated portion of an Eligible Executive’s bonus (other than a bonus that is performance-based compensation as defined in Section C.2(c) of this Plan) may be deferred if the Eligible Executive’s initial deferral election is made after the performance period applicable to the bonus has begun.

(c) Election to Defer Performance-Based Compensation. To the extent that compensation paid under an Incentive Plan is “performance-based compensation” as defined in Treasury Regulation section 1.409A-1(e), an election to defer compensation which the Administrator determines is “performance-based” within the meaning of Section 409A of the Code, may be made not later than six months prior to the end of the applicable performance period or such earlier time as the Administrator may prescribe; provided, however, that such election shall be made prior to the date that such performance-based compensation is substantially certain to be paid or readily ascertainable, whichever is applicable.

(d) Election to Defer Other Compensation. The Administrator, in its sole discretion, may permit other types of compensation to be deferred under this Plan; provided, however, the terms and conditions of such deferrals shall be included in the applicable deferral election form and in accordance with Section 409A of the Code and the regulations promulgated and guidance issued thereunder.

(e) Cancellation of Elections. The Administrator shall, in his or her sole discretion, cancel the Participant’s deferral election at any time that the Administrator determines that such Participant has suffered an Unforeseeable Emergency, or pursuant to Treasury Regulation section 1.401(k)-1(d)(3) if the Participant receives a hardship distribution under the 401(k) Plan, and the discontinuance of deferrals under this Plan shall remain in effect for the remainder of the current Plan Year. The Participant’s election shall neither resume, nor shall the Participant be permitted to make a new deferral election, under this Plan for six months after the cancellation of his or her election, or such longer time as the Administrator determines in his or her discretion.

3. Discretionary Contributions by the Company. The Compensation Committee shall have the sole discretion to determine an amount credited to a Participant’s Account as a “Discretionary Contribution.” A Discretionary Contribution may be subject to such terms or conditions, including but not limited to vesting, as the Compensation Committee may specify in its discretion at the time the Discretionary Contribution is credited to a Participant’s Account. Except with respect to the Company’s executive officers, the Compensation Committee may delegate its authority under this Section C.3 to the Administrator.

4. Notification of the Participants. The Administrator shall annually notify each Eligible Executive and each Eligible Director that he or she may participate in this Plan for the next Year.

5. Relation to Other Plans.

(a) Participation in Other Plans. An Eligible Executive may participate in this Plan and may also participate in any other benefit plan of the Company in effect from time to time for which he or she is eligible, unless the other plan otherwise excludes participation on the basis of eligibility for, or participation in, this Plan. No compensation may be deferred under this Plan which has been deferred under any other plan of the Company and the Administrator may modify or render invalid a Participant’s election prior to such election becoming irrevocable to accommodate deferrals made under other plan(s). Deferrals under this Plan may result in a reduction of benefits payable under other benefit programs, including the Social Security Act and the 401(k) Plan.

(b) Automatic Deferral. The Company shall credit a matching contribution to each Eligible Executive’s Account in an amount equal to the Matching Employer Contribution percentage that would have been credited to the Eligible Executive’s 401(k) Plan account as if five percent (5%) of the Eligible Executive’s base salary deferrals and annual bonus award deferrals to the DCAP had been made under the 401(k) Plan. For purposes of determining such matching contribution, other compensation deferrals to the DCAP, such as housing deferrals, sign-on and retention bonus deferrals and Incentive Plan award deferrals other than payments under the annual bonus plan, are disregarded.

D.	AMOUNTS OF DEFERRAL

1. Minimum Deferral. The minimum amount that an Eligible Executive may defer under this Plan for any Year is $5,000 of base salary, or $5,000 of any annual Incentive Plan award(s), or $5,000 of any long-term Incentive Plan award.

2. Maximum Deferral. The maximum amount of compensation which an Eligible Executive may defer under this Plan for any Year is (i) 75% of the amount of such Eligible Executive’s base salary for such Year, and (ii) 90% of any annual bonus award and/or any other Incentive Plan award determined to be eligible to be deferred under this Plan and payable to him or her in such Year. Additionally, the Administrator may change the maximum amount (expressed as a percentage limit) of base salary that Eligible Executives as a group may defer under this Plan for any Year. Notwithstanding these limits, deferrals may be reduced by the Company as permitted under Treasury Regulation section 1.409A-3(j)(4).

E.	PAYMENT OF DEFERRED COMPENSATION

1. Accounts and Investment Options. Compensation deferred by a Participant and any vested Discretionary Contributions under this Plan shall be credited to a separate bookkeeping account for such Participant (the “Account”). (Sub-Accounts may be established for each Year for which the Participant elects to defer compensation.) The Administrator shall select the Investment Options to be made available to the Participants for the deemed investment of their Accounts under this Plan. The Administrator may change, discontinue, or add to the Investment Options made available under this Plan at any time in its sole discretion. A Participant must select the Investment Options for his or her Account in the Participant’s deferral election form and may make changes to his or her selections in accordance with procedures established by the Administrator. Each Account shall be adjusted for earnings or losses based on the performance of the Investment Options selected, with earnings and losses computed on each Valuation Date. The amount paid to a Participant shall be determined as of the Valuation Date immediately preceding the applicable payment date. Accounts are not actually invested in the Investment Options available under this Plan and the Participants do not have any real or beneficial ownership in any Investment Option. A Participant’s Account is solely a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan and shall not constitute or be treated as a trust fund of any kind.

2. Length of Deferral. An Eligible Executive shall elect in writing, and file with the Administrator, at the same time as such Eligible Executive makes any election to defer compensation, the period of deferral with respect to such election, subject to the minimum required period of deferral and the maximum permissible period of deferral. The minimum required period of deferral is five years after the end of the Year for which compensation is deferred. Notwithstanding the foregoing, the five-year minimum deferral period shall not apply to payments made as a result of death, Disability, Retirement, Separation from Service, a Change in Control or Unforeseeable Emergency. Payment must commence no later than the end of the maximum period of deferral, which is the January following the year in which the Participant reaches age 72; provided, however, no payment shall be paid or commence which will cause an impermissible acceleration of such payment under Treasury Regulation section 1.409A-(3)(j).

3. Election of Form and Time of Payment. At the same time as any election to defer compensation, a Participant shall elect in writing, and file with the Administrator, the form and time of payment of benefits under this Plan from the following:

(a) Form of Payment.

(i) Payment of the amounts credited to the Participant’s Account in a single sum.

(ii) Payment of amounts credited to the Participant’s Account in any specified number of approximately equal annual installments (not to exceed 10). For purposes of this Plan, installment payments shall be treated as a single distribution under Section 409A of the Code.

(b) Time of Payment.

(i) A lump sum paid, or first installment commencing, in the earlier of the first January or July that is at least six months following, and in the year after, the Year that the Participant’s Retirement, Disability or death occurs.

(ii) A lump sum paid, or first installment commencing, in January of the year designated by the Participant; provided, however, the Participant shall elect a payment date, or payment commence date, which is no later than the end of the Maximum Period of Deferral and if the Participant elects a distribution date which is subsequent to the Maximum Period of Deferral, the election as to the time of distribution shall be deemed void immediately prior to the time such election is irrevocable and distributions shall be made under Section E.3(b)(i) of this Plan.

(iii) A lump sum paid, or first installment commencing, in two or more Januarys designated by the Participant following the Year that the Participant’s Retirement, Disability or death occurs.

The Participant may elect a different time and/or form of distribution for Retirement, Disability or death.

(c) Discretionary Contributions. If the Compensation Committee designates a Participant as eligible to receive a Discretionary Contribution, then such Participant may elect, in accordance with Section E.3(a) and E.3(b) of this Plan the time and form of payment with respect to such Discretionary Contribution prior to the first day of the Year in which the earlier of (i) the Discretionary Contribution is first credited (whether vested or unvested), or (ii) the Discretionary Contribution is earned. If a Participant does not or may not make an election with respect to the time and form of payment of a Discretionary Contribution, then such Discretionary Contribution shall be distributed in the same time and form that he or she elected with respect to the Participant’s compensation deferrals under this Plan for the year in which the Discretionary Contribution was first credited (whether vested or unvested) to the Participant’s Account. In the absence of an applicable election, the Discretionary Contribution shall be distributed in accordance with Section E.5 of this Plan.

4. Modification of Elections. Once such an election has been made, the Eligible Executive or Eligible Director may modify the time and/or form of distributions made under this Plan, provided that such alteration:

(a) is made at least one year prior to the earliest date the Participant could have received distribution of the amounts credited to his or her Account under the earlier election;

(b) does not take effect for at least one year after it is made; and

(c) does not provide for the receipt of such amounts earlier than five years from the originally scheduled distribution date.

A change to the time and form of a distribution may be modified or revoked until 12 months prior to the time a distribution is scheduled to be made, at which time such change shall become irrevocable. The last valid election accepted by the Administrator shall govern the payout; provided, however, if a modification under this Section E.4 is determined immediately prior to such modification becoming irrevocable to cause a payment date to be, or payment commence date begin, after later than the end of the Maximum Period of Deferral, such modification shall be deemed to be revoked immediately prior to the time such modification become irrevocable and distributions shall be made as if the Participant had not modified his or her election.

5. Default Form of Distribution. If no valid election is made under Section E.3 of this Plan, then payment of the amount credited to the Participant’s Account shall be made in a single sum to be paid in the earlier of the first January or July that is at least six months following, and in the year after, the Year in which the earliest of the Participant’s Retirement, Disability or death occurs.

6. Payments on Separation from Service. If a Participant Separates from Service for any reason other than Retirement, Disability or death, then, notwithstanding the election made by the Participant pursuant to Section E.3 of this Plan, the entire undistributed amount credited to his or her Account shall be paid in the form of a lump sum in the earlier of the first January or July that is at least six months following, and in the year after, the date the Participant Separates from Service.

7. Delayed Distribution to Specified Employees. Notwithstanding any other provision of this Section E to the contrary, a distribution scheduled to be made upon Separation from Service to a Participant who is identified as a Specified Employee as of the date he or she Separates from Service shall be delayed until the seventh month following the Participant’s Separation from Service. Any payment that otherwise would have been made pursuant to this Section E during such six-month period following the Participant’s Separation from Service, shall be made in the seventh month following the month in which the Participant’s Separation from Service occurs. The identification of a Participant as a Specified Employee shall be made by the Administrator in his or her sole discretion in accordance with Section K of this Plan and Sections 416(i) and 409A of the Code.

8. Payments on Death. Payments of the Participant’s Account pursuant to such Participant’s death shall be paid to his or her Beneficiary if such Participant has not yet received or begun receiving a distribution under this Plan. If, however, a Participant is in-pay status at the time of death, distribution of the Account shall continue to be distributed to the Beneficiary as such Participant elected to receive such distribution. The Beneficiary shall have to right to elect a different time or form of payment of distributions made under this Plan.

9. Deminimis Cashout. Notwithstanding the Participant’s election, the Administrator in its sole discretion may distribute an Account to a Participant or a Beneficiary in a single payment if the value of the Account, and any other plan or arrangement with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation section 1.409A-1(c)(2), is less than the limit under Section 402(g)(1)(B) of the Code.

10. Designation of Beneficiary. A Participant may designate any person(s) or any entity as his or her Beneficiary. Designation shall be in writing and shall become effective only when filed with the Administrator. Such filing must occur before the Participant’s death. A Participant may change the Beneficiary, from time to time, by filing a new written designation with the Administrator. If the Participant fails to effectively designate a Beneficiary in accordance with the Administrator’s procedures or the person designated by the Participant is not living at the time the distribution is to be made, then the Participant’s Beneficiary shall be the Participant’s surviving spouse, if any, or, if there is no surviving spouse, the Participant’s surviving children, if any, in equal shares, or if there are no surviving children, the Participant’s estate.

11. Payments Due to an Unforeseeable Emergency. The Administrator may, in his or her sole discretion and in accordance with Section 409A of the Code direct payment to a Participant of all or of any portion of the Participant’s Account balance, if necessary, notwithstanding an election under Section E.3 of this Plan, at any time that the Administrator determines that such Participant has suffered an Unforeseeable Emergency.

12. Prohibition on Acceleration. Notwithstanding any other provision of this Plan to the contrary, no distribution will be made from this Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and the regulations promulgated thereunder.

F.	SOURCE OF PAYMENT

Amounts paid under this Plan shall be paid from the general funds of the Company, and each Participant and his or her Beneficiaries shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of any Participant or Beneficiary, or create any fiduciary relationship between the Company and any Participant or Beneficiary with respect to any assets of the Company. The Company may, but is not obligated to, set aside funds in a rabbi trust for the purpose of meeting its obligations under this Plan; provided that any funds set aside shall continue for all purposes to be part of the general assets of the Company and shall be available to its general creditors in the event of its bankruptcy or insolvency.

G.	MISCELLANEOUS

1. Withholding. Each Participant and Beneficiary shall make appropriate arrangements with the Company for the satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employment tax requirements applicable to the payment of benefits under this Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.

2. No Assignment.

(a) Other than as provided in Section G.2(b) of this Plan, the benefits provided under this Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time or to any person whatsoever. These benefits shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishments or executions to the fullest extent allowed by law.

(b) If a court of competent jurisdiction determines pursuant to a judgment, order or approval of a marital settlement agreement that all or any portion of the benefits payable hereunder to a Participant constitute community property of the Participant and his or her spouse or former spouse (hereafter, the “Alternate Payee”) or property which is otherwise subject to division by the Participant and the Alternate Payee, a division of such property shall not constitute a violation of Section G.2(a) of this Plan, and any portion of such property may be paid or set aside for payment to the Alternate Payee. The preceding sentence of this Section G.2(b), however, shall not create any additional rights and privileges for the Alternate Payee (or the Participant) not already provided under this Plan; in this regard, the Administrator shall have the right to refuse to recognize any judgment, order or approval of a martial settlement agreement that provides for any additional rights and privileges not already provided under this Plan, including without limitation, with respect to form and time of payment.

3. Applicable Law and Severability. This Plan hereby created shall be construed, administered and governed in all respects in accordance with ERISA and the laws of the State of California to the extent that the latter are not preempted by ERISA. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereunder shall continue to be effective.

4. No Right to Continued Employment. Neither the establishment or maintenance of this Plan nor the crediting of any amount to any Participant’s Account, nor the designation of an executive as an Eligible Executive, shall confer upon any individual any right to be continued as an employee of an Employer or shall affect the right of an Employer to terminate any executive’s employment or change any terms of any executive’s employment at any time.

H.	ADMINISTRATION OF THIS PLAN

1. In General. The Administrator of this Plan shall be the Senior Vice President —Total Rewards, of the Company. If the Administrator is a Participant, any discretionary action taken as Administrator which directly affects him or her as a Participant shall be specifically approved by the Compensation Committee. The Administrator shall have the authority and responsibility to interpret this Plan, to adopt such rules and regulations for carrying out this Plan as it may deem necessary or appropriate, to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of this Plan, and to reconcile any inconsistency in, correct any defect in and/or supply any omission in this Plan and any election notice or agreement relating to this Plan. Decisions of the Administrator shall be final and binding on all parties who have or claim any interest in this Plan.

2. Elections and Notices. All elections and notices made under this Plan shall be filed with the Administrator at the time and in the manner specified by the Administrator. All elections to defer compensation under this Plan shall be irrevocable.

I.	AMENDMENT OR TERMINATION OF THIS PLAN

1. Amendment. The Compensation Committee may at any time amend this Plan. Such action shall be prospective only and shall not adversely affect the rights of any Participant or Beneficiary to any benefit previously earned under this Plan.

2. Termination. The Board in its discretion may at any time terminate this Plan in accordance with Treasury Regulation section 1.409A-3(j)(4)(ix).

J.	CLAIMS AND APPEALS

1. Informal Resolution of Questions. Any Participant or Beneficiary who has questions or concerns about his or her benefits under this Plan is encouraged to communicate with the Human Resources Department of the Company. If this discussion does not give the Participant or Beneficiary satisfactory results, a formal claim for benefits may be made in accordance with the procedures of this Section J.

2. Formal Benefits Claim—Review by the Administrator. A Participant or Beneficiary may make a written request for review of any matter concerning his or her benefits under this Plan. The claim must be addressed to the Senior Vice President — Total Rewards, Change Healthcare, 3055 Lebanon Pike, Nashville, TN 37214. The Senior Vice President —Total Rewards or his or her delegate (“Senior Vice President”) shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Senior Vice President shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Senior Vice President expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

3. Notice of Denied Request. If the Senior Vice President denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in Section J.2 of this Plan. The notice shall set forth the specific reason for the denial, reference to the specific provisions of this Plan upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of this Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

4. Appeal to the Senior Vice President.

(a) A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Senior Vice President within 60 days of receipt of the notification of denial. The appeal must be addressed to: Senior Vice President—Total Rewards, Change Healthcare, 3055 Lebanon Pike, Nashville, TN 37214. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

(b) The Senior Vice President’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Senior Vice President shall not be restricted in his or her review to those provisions of this Plan cited in the original denial of the claim.

(c) The Senior Vice President shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Senior Vice President expects to reach a decision on the appeal.

(d) If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific provisions of this Plan upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by this Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

(e) The decision of the Senior Vice President on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

5. Exhaustion of Remedies. No legal or equitable action for benefits under this Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section J.2 of this Plan, has been notified that the claim is denied in accordance with Section J.3 of this Plan, has filed a written request for an appeal of the claim in accordance with Section J.4 of this Plan, and has been notified in writing that the Senior Vice President has affirmed the denial of the claim in accordance with Section J.4 of this Plan.

K.	DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings indicated:

“Account” means the Account as defined in Section E.1 of this Plan.

“Administrator” shall mean the person specified in Section H of this Plan.

“Beneficiary” shall mean the person or entity described by Section E.10 of this Plan.

“Board” shall mean the Board of Directors of Change Healthcare.

“Change in Control” shall mean the occurrence of any change in ownership of Change Healthcare, change in effective control of Change Healthcare, or change in the ownership of a substantial portion of the assets of Change Healthcare, as defined in Treasury Regulation section 1.409A-3(i)(5), the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time; provided that any of the following shall not be a Change in Control: (a) a merger effected exclusively for the purpose of changing the domicile of the Company, (b) an equity financing in which the Company is the surviving corporation, (c) an initial public offering (unless otherwise a Change in Control within the meaning of Treasury Regulation section 1.409A-3(i)(5)), or (d) a transaction in which the stockholders of the Company immediately prior to the transaction own 50% or more of the voting power of the surviving corporation following the transaction.

“Change Healthcare” shall mean Change Healthcare LLC, a Delaware limited liability company.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Company” shall mean McKesson Technologies Inc. and any affiliate that would be considered a service recipient for purposes of Treasury Regulation section 1.409A-1(g).

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Disabled” or “Disability” shall mean that an individual is determined by the Social Security Administration to be totally disabled.

“Discretionary Contribution” shall mean a contribution made to a Participant’s Account in the Compensation Committee’s discretion pursuant to Section C.3 of this Plan.

“Eligible Executive” shall mean an employee and executive of the Company selected as being eligible to participate in this Plan under Section C of this Plan.

“Employer” shall mean McKesson Technologies Inc. and any other affiliate that would be considered a service recipient or employer for purposes of Treasury Regulation section 1.409A-1(h)(3).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Senior Vice President” shall mean the “Senior Vice President” as defined in Section J.2 of this Plan.

“Identification Date” shall mean each December 31.

“Incentive Plan” shall mean any incentive plan sponsored by the Company, which awards are paid in cash, as the Administrator designates as eligible payments for deferral under this Plan.

“Investment Option” shall mean an investment fund, index or vehicle selected by the Administrator and made available to the Participants for the deemed hypothetical investment of their Accounts.

“Matching Employer Contribution” shall have the same meaning as defined in the 401(k) Plan.

“Maximum Period of Deferral” shall mean the January following the year in which the Eligible Executive reaches age 72.

“Participant” shall be any executive of the Company for whom amounts are credited to an Account under this Plan. Upon the Participant’s death, the Participant’s Beneficiary shall be a Participant until all amounts are paid out of the Participant’s Account.

“Plan” shall mean this McKesson Technologies Inc. Deferred Compensation Administration Plan.

“401(k) Plan” shall mean the McKesson Technologies Inc. 401(k) Plan.

“Retirement” shall mean Separation from Service after the date in which the Participant attains age 50 and has at least five Years of Service with the Company. For purposes of determining eligibility for Retirement under this Plan, Years of Service with McKesson Corporation or any member of its controlled group (within the meaning of Sections 414(b) and 414(c) of the Code, using an 80 percent standard) or any member of the Company’s controlled group (within the meaning of Sections 414(b) and 414(c) of the Code) shall be included in an Eligible Executive’s Years of Service to the extent credited by McKesson Corporation under its non-qualified deferred compensation plan(s) prior to the effective date of this Plan.

“Separation from Service” or “Separates from Service” shall mean termination of employment with the Employer, except in the event of death or Disability, as provided under Treasury Regulation section 1.409A-1(h). A Participant shall be deemed to have had a Separation from Service if the Participant’s service with the Employer is reduced to an annual rate that is equal to or less than twenty percent of the services rendered, on average, during the immediately preceding three years of service with the Employer (or if providing service to the Employer less than three years, such lesser period).

“Service” shall mean an Eligible Executive’s employment with the Company, commencing with the first day of such employment and ending on the day the Eligible Executive has a Separation from Service.

“Specified Employee” shall mean a Participant who, on an Identification Date, is:

(a) An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Specified Employees as of any Identification Date;

(b) A five percent owner of the Company; or

(c) A one percent owner of the Company having annual compensation from the Company of more than $150,000.

For purposes of determining whether a Participant is a Specified Employee, Treasury Regulation section 1.415(c)-2(d)(4) shall be used to calculate compensation. If a Participant is identified as a Specified Employee on an Identification Date, then such Participant shall be considered a Specified Employee for purposes of this Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

“Unforeseeable Emergency” shall have the same meaning as provided in Section 409A(a)(2)(B)(ii) of the Code.

“Valuation Date” shall mean each business day of the Year, unless the Administrator approves a less frequent amount of time as determined in his or discretion.

“Year” shall mean the calendar year.

“Year of Service” shall mean a period of 365 aggregate days of Service (including holidays, weekends and other non-working days).

L.	SUCCESSORS

This Plan shall be binding on the Company and any successors or assigns thereto.

M.	EXECUTION

To record adoption of this Plan as set forth herein effective as of March 1, 2017, McKesson Technologies, Inc. has caused its authorized officer to execute the same.

MCKESSON TECHNOLOGIES, INC.

By

/s/ Jerry Warren
Jerry Warren
Senior Vice President, Total Rewards
McKesson Corporation